Inuvo, Inc.
Second Quarter 2016 Conference Call
August 4, 2016

Operator Comments:

Good day and welcome to the Inuvo, Inc. 2016 Second Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Alan Sheinwald of Capital Markets Group, LLC. Please go ahead, sir.

Alan Sheinwald (Investor Relations) Comments:

Thank you Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo second quarter 2016 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, the floor is yours.

Richard Howe (CEO) Comments:

Thank you Alan, and thanks everyone for joining us.

We had an irregular second quarter, but we feel like we have the issues identified. We experience some disruption that was in part due to market demand associated with one of our advertising partners, however, late July and early August performance figures are now headed in the right direction. More about that later.

On our first quarter call we messaged that we had expected 1st half growth year-over-year to be in the 15-20% range. We came in slightly below our low end at 14% for total Revenue over the first half of the year of $34.4 million dollars which was driven by a stronger than expected first quarter of $18.7 million dollars and a lesser than expected second quarter with Revenue of $15.6 million dollars.

On a GAAP basis we had our first Net Income loss in some time at $575 thousand dollars, the result of softness in Ad Revenues that we believe will be remedied in the back half of the year. While not pleased about the quarter, I’m not overly concerned about it when I consider the drivers of our Income statement, our long term plans and our overall improving sequential performance.

As it relates to our income statement, we have messaged on previous calls that we do have expense items that hit our financials that are not necessarily representative of the operating performance of the core business. When we adjust for these items, we remained positive in the second quarter, with an Adjusted EBITDA of $282 thousand dollars.

We also had cash on hand of almost $4 million dollars and remain bank debt free. We have always run our business based on the cash being generated, so a positive Adjusted EBITDA gives us the operating comfort to continue executing on our forward looking plans.

I would like to put this quarter in perspective now by reinforcing our longer term financial objectives while also providing some recent performance figures. As you all know, we have communicated a long term financial plan for the business which we began presenting at conferences and on our calls in mid 2014.

At that time, we indicated that we expected to be able to achieve, on a run rate basis, $100 million dollars in organically driven Revenues by the fourth quarter of 2017.

Stated another way, we anticipated that Revenue in the fourth quarter of 2017 would be about $25 million dollars. This would mean that on a compounded basis, we’d need to grow the company 27% year over year on average for the period in question, well above our industry and microcap peer groups.

Now, we added that not only did we expect to grow at this rate but that we also expected to do so profitably and I will remind our shareholders that we believed we could accomplish these goals without any additional Capital or Dilution.

Now, while we still have 6 quarters left on our original $100-million-dollar run rate goal, the outlook, even with some temporary softness in Q2 and likely in Q3 as a result of July performance remains positive for achieving that longer term plan and so we feel no need to modify our goal at this time.

As we indicated in our Q1 conference call, we observed some irregularities in late Q1 and attributed the issue to unusually late seasonality which seemed sound based on stronger performance in May.

Then in June and July we saw some trends which were not seasonal and suggested we were receiving less Revenue Per Ad Delivered than we expected based on the quality of the visitors we were actually sending to advertisers.

We diagnosed the problem and began putting in place ad-optimization remedies which, along with clarity about the future of our advertising partner, are beginning to have a positive impact on business performance. The issue was for the most part related to demand changes occurring within the Partner segment of the business.

As it relates to the timeframes required to effect a remedy, I’d remind our shareholders that Inuvo is a vast network of websites and apps that together generate many tens of millions of ad impressions monthly. When we do have to make changes to that Network, as was the case recently, we do so cautiously.

The average Revenue for the last 2-weeks of July and the beginning of August, has been about $185 thousand dollars per day and we have had a few days over that period in excess of $200 thousand dollars. We feel good about getting Revenue back on track throughout the back half of the year.

I understand that our shareholders are concerned when there is softness in our financial performance. I think it’s important at such times to be reminded of the strengths of the Inuvo business.

As you know, we typically do not disclose what we believe to be competitive secrets and we consider our client lists to be among those secrets. With that said I’d like to share with you a sampling of the kinds of brands to whom our Network sends visitors each and every day so you can appreciate the value of the business we’ve created in the marketplace we serve.

We are routinely sending high quality visitors to companies like Chevrolet, Target, Bankrate, Honda, Amazon, YellowPages, HomeDepot, Verizon, Alibaba, Sears, AT&T, Kiplinger, Healthline, Disney, MGM and hundreds of others. We’ve built our reputation in our industry and with our Ad-Partners based on being the Company that does things right and ultimately, delivering quality visitors to advertisers. We are definitely providing value to many of the worlds top Brands.

Which makes for a good Segway to the recent news about the acquisition of Yahoo by Verizon. From our perspective, given the value we provide, we view the go forward plan as business as usual.

In fact, we expect the announcement to actually help our business in the short term as the uncertainty of Yahoo’s future is now over and advertisers who might have been waiting on the sidelines because of that uncertainty, are likely to return to our marketplace.

In so far as the operating units are concerned, within the Partner Network we continue to see encouraging signs with the adoption of SearchLinks. Q2 Revenue from Searchlinks was up over 60% quarter over quarter, with progress across existing clients and a steady onboarding of new clients. If you’d like to see how we are doing with SearchLinks, check out the Ads by SearchLinks logo on the Reuters Home page.

We continue to make investments within Searchlinks in the areas of analytics, account management and targeting technologies necessary to scale the product and improve performance outside the verticals associated with our original go-to-market plans in health and finance.

The core Partner Ads business remains steady and we are seeing some success here with helping App owners monetize, having experienced growth in this focus area for this product line quarter-over-quarter.

Earlier, I had mentioned some of the brands we do business with and I will echo that message by telling you that within this product line for example, we are sending Ford, one of many advertisers we indirectly serve, about 100 interested car shoppers an hour.

We’ve seen some declines in the Partner segment and we’ve described in past calls how some Partners websites had been acquired and how that revenue and perhaps more importantly the growth associated with that revenue, had now shifted to the O&O business.

With that said, we’ve also been clear that our core strategy and focus in this business unit is the advancement of Searchlinks and so we had expected some declines in the Partner Ads business as we offset those declines with growth in the Searchlinks business.

The Owned / Operated Network continues to advance a number of our strategic initiatives, including direct relationships with advertisers and SearchLinks development enhancements.

While revenue from direct advertisers remains small, we continue to develop relationships here that can be leveraged across the business. We had twice as many direct relationships this quarter as we did last.

We are currently testing, on our own sites, the use of retargeting information within SearchLinks. To date, SearchLinks has targeted Ads principally based on the content of the website on which it resides. Shortly, we will have the ability to compliment that contextual targeting with historical information collected from our own network and other third parties.

This feature enhancement should continue to improve the overall performance of SearchLinks alongside analytical enhancements always ongoing by allowing higher paying ads that are the result of information that suggests a visitor has had prior interest in that higher paying category. This in turn leads to improved Revenue and Margin.

While still early in its launch, our first attempt at building a website with a highly targeted audience has started to gain some traction. The visitors to this website are almost exclusively organic. Earnspendlive, which you can visit at earnspendlive.com and its companion and similarly named YouTube channel are Inuvo created content targeted specifically at professional twentysomethings learning how to climb the career ladder. In this regard, It’s a community website.

For both this new site and the ALOT family of sites, we’ve also been busy developing and deploying Video content across the properties. We are seeing strong engagement with these Videos and as a result we’ve also experienced a number of inbound requests from advertisers who would like to be associated with those videos and the sites. We plan to continue our efforts to build a library of proprietary Video content.

We also launched our first podcast, which was called Evesdropping, which is now available in iTunes and we also launched our first email newsletters for the Living, Health, Travel and Finance sites and our push for the O&O business into Social and mobile is showing great progress and improvements both in Revenue and Margin.

With that, I’d now like to turn the call over to Wally.

Wally Ruiz (CFO) Comments:

Thank you Rich; good afternoon everyone. We reported today the results of the second quarter.

Inuvo reported revenue of $15.6 million for the quarter that ended June 30, 2016; a decrease of 6.5% from the $16.7 million reported in the same quarter last year. For the six months ended June 30, 2016, Inuvo reported revenue of $34.4 million, a 14% increase over the same six-month period last year attributable to the strong first quarter we experienced this year. Inuvo reported a net loss of $575 thousand or 2-cents net loss per share in the quarter ended June 30, 2016. In the same quarter last year, we reported a net income of $445 thousand or 2-cents per diluted share.

The Partner Network delivers advertisements to our partners’ websites and applications. The Partner Network reported $4.7 million in the second quarter of this year compared to $9.3 million in the same quarter last year.

As mentioned, at the end of the first quarter we started to experience a lower average Revenue Per Ad delivered. We deployed various solutions to mitigate what initially we thought was a belated seasonal change in demand. As the quarter progressed, it became obvious that the weakness in demand was more than seasonal and we adjusted our solutions to address it. The tactics deployed started to show improvement by the end of July.

In addition, the uncertainty revolving around our advertising partner in this business segment, Yahoo was resolved this week with the announcement of its sale to Verizon. As a result, we expect a steady increase in demand.

Revenue from SearchLinks was up 60% in the second quarter over the first quarter of this year and we expect it to continue to grow.

We mentioned in a previous teleconference that the 2015 acquisition of a partner’s web properties and the reporting of those revenues as Owned & Operated rather than as Partner Network revenue was no longer a factor in the year over year comparative going forward. A more relevant comparison is to sequential quarters. The first quarter revenue of $5.3 million was forecasted. The lower second quarter revenue was due to the weaker demand mentioned. The trend since the last half of July has been higher.

The Owned & Operated Network is made up of a collection of websites and apps we own and where income is derived from advertisements. The Owned & Operated Network represented 70% of the company’s total revenue in the second quarter of this year. The Owned & Operated Network reported $10.9 million of revenue in the second quarter of 2016, a 46% increase over the same quarter last year.

As we mentioned at our last quarterly teleconference, we expected a soft second quarter. We believe we have solutions in place to address the change in our markets and are now trending positively.

Gross profit in the second quarter of 2016 was $11.7 million compared to $9.6 million last year, a 21% improvement. Gross profit as a percent of revenue or gross margin was 75% in the second quarter of 2016 compared to 58% in the same quarter last year. The increase in the percentage is largely due to the mix between Partner and Owned & Operated revenue shifting more toward the higher margin Owned & Operated Network.

Partner Network gross profit in the second quarter of 2016 was approximately $797 thousand compared to $2.2 million last year. The lower gross profit in this year’s quarter is due to lower revenue and to lower average RPCs (revenue per click) this year compared to the same period last year associated with weakness in demand noted earlier.

Gross Profit in the Owned & Operated segment in the second quarter of 2016 was $10.9 million compared to $7.4 million last year. The higher gross profit in this year’s quarter compared to last year is due to higher revenue.

Operating expense, which is comprised of Marketing costs, Compensation and Selling, general & administration expense was $12.3 million in the second quarter of 2016 compared to $9.1 million in the same quarter last year.

Marketing costs are the primary costs associated with the Owned & Operated Network where dollars are spent to build an audience for the various sites and apps we own. Marketing costs were $9.4 million in the second quarter of 2016, a $2.8 million increase from the same quarter in the prior year.

Compensation expense increased by $237 thousand to $1.6 million in the second quarter of 2016 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll cost associated with additional hiring. At June 30, 2016, we had 72 full- and part-time employees; a year earlier we had 56 full- and part-time employees.

S,G&A or Selling, general & administration expense was $1.3 million in the second quarter of 2016 compared to $1.2 million in the same quarter in the prior year. The higher SG&A expense this year was due primarily to $89 thousand higher depreciation and amortization expense and to $40 thousand higher facilities costs.

We expect marketing costs to increase in coming quarters commensurate with the growth in the Owned & Operated Network revenue. We expect compensation expense to increase modestly to support the roll out of SearchLinks. We expect S, G & A expense to remain relatively flat.

Net interest expense was $22 thousand in the second quarter of 2016, $15 thousand less than last year’s second quarter expense. This year’s lower expense is due to lower use of the revolving credit facility.

The Company reported a net loss in the second quarter of 2016 of $575 thousand, or $0.02 net loss per share, compared to $445 thousand, or $0.02 net income per diluted share in the prior year quarter.

EBITDA, adjusted for stock based compensation expense was approximately $282 thousand in the quarter that ended June 30, 2016 or 1-cent per diluted share; compared to an adjusted EBITDA of $1.1 million or 4-cents per diluted share in the same quarter of the prior year.

Our adjusted EBITDA for the first six months of 2016 was $1.6 million or 6-cents per diluted share compared to $1.8 million or 7-cents per diluted share for the first six months last year. The positive adjusted EBITDA demonstrates the strength of the business model to weather a soft quarter.

At June 30, 2016, we had cash and cash equivalents of $4.0 million and no bank debt. The current ratio improved to .95 at June 30, 2016 from .88 at December 31, 2015.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Comments:

Thanks Wally.

With the second Quarter now behind us, we remain focused on the future. Recent performance suggests we’ve isolated the causes of the Q2 challenges and that should mean that we return to sequential growth for Q3 and Q4.

We’ve made some great progress both on the technology and with the accounts we’ve signed up for SearchLinks and we’ve introduced some new exciting and more engaging video and podcast content choices for our Owned and Operated business while also building a number of direct advertiser relationships in the process.

In closing, while Q2 was a challenge, we remain tremendously optimistic about our business prospects and our ability to deliver on the opportunities available to us.

With that, I’d like to now turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.